EXHIBIT 5

                           WHITMAN CORPORATION
                           3501 Algonquin Road
                     Roling Meadows, Illinois  60008


                                 May 2, 1994

  Securities and Exchange Commission
  450 Fifth Street, N.W.
  Washington, D.C.  20549

  Re: Whitman Corporation Master Retirement Savings Plan
      Registration Statement on Form S-8

  Gentlemen:

    This refers to the Registration Statement on Form S-8
  (the "Registration Statement"), covering 750,000 shares of the Common Stock without par value ("Common Stock"), of Whitman Corporation, a Delaware corporation (the "Company"), issuable pursuant to the Company's Master Retirement Savings Plan (the "Plan").

    I have examined and am familiar with the Company's Restated Certificate of Incorporation and By-Laws, in each case as amended to date, as well as the Plan. I have also examined such other documents, corporate records and instruments as I have deemed necessary for the purposes of this opinion.

    Based upon the foregoing, it is my opinion that the shares of Common Stock being registered, when issued and delivered in accordance with the terms of the Plan, will be legally and validly issued, fully paid and non-assessable.

    I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                 Very truly yours,

                                 /s/ William B. Moore

                                 William B. Moore
                                 Vice President, Secretary
                                 and General Counsel


  WBM/oi